Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284076

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated January 15, 2025)

50,839,403 Shares of Common Stock

230,746 Private Warrants

New Era Helium Inc.

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of January 15, 2025 (as supplemented on February 24, 2025, April 2, 2025, May 6, 2025, May 15, 2025, May 16, 2025, and as may be further supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-284076).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on May 28, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock, par value $0.0001 per share (“Common Stock”), is listed on The Nasdaq Global Market under the symbol “NEHC”, and our warrants to purchase shares of Common Stock (the “Tradeable Warrants”) are listed on The Nasdaq Stock Market under the symbol “NEHCW.” On May 28, 2025, the last reported sales price of the Common Stock was $0.67 per share, and the last reported sales price of the Tradeable Warrants was $0.0595 per Tradeable Warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 19 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 28, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 28, 2025

New Era Helium Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-42433	99-3749880
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4501 Santa Rosa Dr. Midland, TX	79707
(Address of principal executive offices)	(Zip code)

(432) 695-6997

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	NEHC	The Nasdaq Stock Market LLC
Warrants	NEHCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On May 28, 2025, Phil Kornbluth resigned as a member of the Board of Directors of New Era Helium, Inc. (the “Company”) with an effective date of May 28, 2025 (the “Effective Date”). Mr. Kornbluth’s resignation was not the result of any disagreement between him and the Company, the Board of Directors, or any committee of the Board of Directors on any matter.  Mr. Kornbluth indicated that he would make himself available after the Effective Date to provide consulting services, as requested by the Company. The Company will be seeking a suitable replacement for Mr. Kornbluth in due course.

 Also on May 28, 2025, Stan Boroweic resigned as a member of the Board of Directors of the Company with an effective date of May 28, 2025. Mr. Boroweic’s resignation was not the result of any disagreement between him and the Company, the Board of Directors, or any committee of the Board of Directors on any matter. The Company will be seeking a suitable replacement for Mr. Boroweic in due course.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2025

NEW ERA HELIUM INC.

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer